FOR IMMEDIATE RELEASE	Exhibit 99.1

Genesis HealthCare Contact:

Lori Mayer

Investor Relations

610-925-2000

GENESIS HEALTHCARE CORPORATION REPORTS

FISCAL YEAR END 2006 RESULTS

•	Earnings Within Guidance Range
•	Strong Operating Cash Flow of $33.5 Million in Fourth Quarter
•	Occupancy Reaches Post Spin-off High of 91.8%

KENNETT SQUARE, PA — (November 20, 2006) – Genesis HealthCare Corporation (GHC) (NASDAQ: GHCI) today announced income from continuing operations of $37.9 million, or $1.93 per diluted share, and net income of $35.9 million, or $1.83 per diluted share, for the year ended September 30, 2006, compared with income from continuing operations of $46.2 million, or $2.31 per diluted share, and net income of $46.1 million, or $2.30 per diluted share, in the comparable period in the prior year.

For the quarter ended September 30, 2006, income from continuing operations was $8.9 million, or $0.45 per diluted share, and net income was $6.7 million, or $0.34 per diluted share. Income from continuing operations was $10.4 million, or $0.52 per diluted share, and net income was $11.0 million, or $0.55 per diluted share, in the comparable period in the prior year.

“Adjusted earnings from continuing operations of $0.62 per diluted share for the quarter ended September 30, 2006 was within our guidance when excluding a $5.5 million or $0.17 per diluted share write-down of the carrying value of two underperforming centers,” stated George V. Hager, Jr., Chairman and Chief Executive Officer. “Adjusted earnings from continuing operations for the year ended September 30, 2006 were $2.21 per diluted share when excluding the $0.17 per diluted share write-down of the two centers as well as $0.11 per diluted share related to debt extinguishment, income tax, stock-based deferred compensation expenses and incremental stock option expense recognized through our third quarter and specifically excluded from our earnings guidance communicated last quarter.”

“We ended the year with strong performance in the inpatient segment and improving fundamentals in our rehab business considering the fourth quarter is historically rehab’s most challenging,” continued Hager. “Inpatient fundamentals remain strong as occupancy reached all time highs due to our renovation and modernization efforts and our ability to control routine operating expenses. We continue to attract a higher acuity patient base as we strengthen our clinical capabilities. We ended the year on a positive note and are optimistic we can continue our momentum into 2007.”

Revenue for the year ended September 30, 2006 grew 3.4% to $1,770.3 million compared to revenue of $1,711.4 million in the comparable period in the prior year. Excluding $36.7 million of provider assessments recognized last year, which pertained to prior periods, year-over-year revenue growth was 5.7%. Revenue for the quarter ended September 30, 2006 grew 6.2% to $453.6 million compared to revenue of $427.2 million in the same period in the prior year.

EBITDA for the year ended September 30, 2006 totaled $151.2 million compared to EBITDA of $156.3 million in the prior year. EBITDA for the year ended September 30, 2006 was impacted by the $5.5 million write-down of the two centers and $0.8 million of debt extinguishment costs, while EBITDA in the period ended September 30, 2005 was impacted by $2.6 million of asset impairment charges, $11.8 million of debt extinguishment costs, offset by $8.3 million in incremental provider assessments that related to prior years (See attached reconciliation on page 8).

EBITDA for the quarter ended September 30, 2006 totaled $36.8 million compared to $38.5 million of EBITDA for the comparable period in the prior year. EBITDA for the quarter ended September 30, 2006 was impacted by the $5.5 million write-down of the two centers, while EBITDA in the period ended September 30, 2005 was impacted by a $1.7 million impairment charge (See attached reconciliation on page 8).

The following table provides a reconciliation of the current quarter and fiscal year GAAP results to Non-GAAP results:

	Three months ended	Twelve months ended

	September 30, 2006

Diluted EPS from continuing operations - GAAP	$0.45	$1.93
Add back:
Asset impairments	0.17	0.17
Debt extinguishment costs	—	0.02
Non-cash stock based compensation for shares in deferred compensation plan	—	0.05
Incremental non-cash stock based compensation for stock options	—	0.02
Effective tax rate adjusted to 40%	—	0.02

Diluted EPS from continuing operations - Non GAAP	$0.62	$2.21

Inpatient Services

Inpatient services net revenue grew 6.3% to $408.4 million in the quarter ended September 30, 2006 from $384.2 million in the prior year quarter. Revenue growth was primarily due to increased occupancy, an increase in Medicare rates and the consolidation of two West Virginia properties acquired June 1, 2006. Medicare rates in the quarter ended September 30, 2006 grew 7.5% to $398 per patient day from the prior year quarter as a result of the 3.1% inflationary increase as well as higher Medicare patient acuity. Medicaid rates in the quarter ended September 30, 2006 grew 5.0% to $190 per patient day from the prior year quarter, but only 4.2% after considering increases to provider tax expenses. GHC’s occupancy grew 120 basis points to a record 91.8% from 90.6% in the prior year quarter. Adjusting for the change in the number of licensed beds quarter over prior year quarter, occupancy grew 50 basis points.

Inpatient services net revenue in the year ended September 30, 2006 of $1,591.9 million grew 3.1% from $1,543.6 million in the prior year. Excluding prior period provider assessments, revenue grew 5.6%. This growth is attributed to increased rates and higher patient acuity. Medicare rates in the current year grew 7.9% to $397 per patient day from the prior year period as a result of the inflationary increase as well as higher patient acuity. Medicaid rates in the year ended September 30, 2006 grew 3.6% to $185 per patient day from the prior year period, but only 2.6% after considering increases to provider tax expenses. Occupancy in the year ended September 30, 2006 increased to 91.5% from 91.0% in the prior year on an as adjusted basis.

Inpatient services EBITDA of $51.6 million in the quarter ended September 30, 2006 was impacted by the $5.5 million write-down of the two centers and on an adjusted basis was up $3.3 million over the prior year quarter. Inpatient services EBITDA of $208.8 million in the year ended September 30, 2006 was also impacted by the $5.5 million write-down and the prior year benefited from $8.3 million of out of period provider assessments. On an adjusted basis current year EBITDA was up $4.2 million over the prior year.

Rehabilitation Services

Rehabilitation services revenues grew 11.6% to $60.1 million in the quarter ended September 30, 2006 from $53.8 million in the prior year quarter. Rehabilitation services revenues grew 11.7% to $236.5 million in the year ended September 30, 2006 from $211.7 million in the prior year. Revenues benefited from the implementation of higher pricing, higher patient acuity in the inpatient business and improved caseload.

Rehabilitation services EBITDA grew $1.0 million in the quarter ended September 30, 2006 to $1.4 million from $0.4 million after adjusting for a $1.7 million impairment charge in the prior year quarter. Rehabilitation services EBITDA grew $2.0 million to $13.4 million in the year ended September 30, 2006 from $11.4 million after adjusting for a $1.7 million impairment charge in the prior year. Rehabilitation EBITDA improved due to the higher pricing, and therapist and operational efficiencies gained through newly implemented technology. The rehabilitation services margins are typically depressed in the fourth quarter due to lower therapist efficiency during the summer vacation season.

Balance Sheet and Cash Flow

GHC ended the quarter with $444.8 million of debt and $74.8 million of unrestricted cash. Included within these balances is $40.0 million of non-recourse debt and $6.5 million in cash related to consolidated variable interest entities. GHC’s operating cash flow for the quarter was strong at $33.5 million despite the negative impact of approximately $5.0 million from temporary Medicare payments delays. Capital expenditures in the quarter ended September 30, 2006 totaled $24.6 and $102.1 million for the year.

Transactions

On June 1, 2006, GHC purchased its joint venture partners’ interests in three skilled nursing facilities located in West Virginia having a combined 208 beds. GHC previously owned a 50% interest in these facilities and managed the operations, but upon completion of the transaction GHC now owns 100% of each facility. In accordance with FASB Interpretation No. 46, “Consolidation of Variable Interest Entities – an Interpretation of ARB No. 51” (FIN 46), GHC had previously consolidated the financial statements of one of the facilities and recorded minority interest to reflect the joint venture partners’ interests. The combined annual revenues and EBITDA of the two previously unconsolidated facilities are approximately $10.0 million and $2.0 million, respectively. The impact of consolidating the two facilities effective June 1, 2006 had a $3.6 million and $0.6 million positive impact on GHC revenue and EBITDA, respectively, for the fiscal year.

In addition, GHC previously announced an agreement to enter into a lease and purchase option for 11 facilities in Maine which is expected to close January 1, 2007. Furthermore, on November 1, 2006, GHC acquired one skilled nursing facility located in Maryland. Results for this facility are not reflected in the 2006 fiscal year.

Reimbursement Update

CMS published a 3.1% market basket increase effective October 1, 2006, however, GHC expects an average 2.7% Medicare payment rate increase after considering revisions to the geographic wage index factors.

Stock-Based Compensation

Effective October 1, 2005, GHC adopted the provisions of Statement of Financial Accounting Standard No. 123(R), “Share-Based Payment” (SFAS 123R). In connection with the adoption of SFAS 123R, GHC recognized $1.3 million, or $0.04 per diluted share, and $4.5 million, or $0.14 per diluted share, of compensation expense associated with employee stock options in the three and twelve months ended September 30, 2006, respectively.

Accounting Change

As of September 30, 2006, GHC adopted FASB Interpretation No. 47, “Accounting for Conditional Asset Retirement Obligations” (FIN 47). This accounting standard applies to the liability for an asset retirement obligation associated with the retirement of tangible long-lived assets. The adoption of FIN 47 resulted in the recognition of an asset retirement obligation liability of $5.3 million and an after tax charge of $1.5 million to continuing operations, which is reflected as a cumulative effect of an accounting change and an after tax charge of $0.2 million which is reflected within loss from discontinued operations.

Income Taxes

GHC’s effective tax rate continues to be adversely impacted by the lapsing of certain jobs related tax credit provisions at December 31, 2005, which have increased GHC’s effective tax rate for fiscal 2006 to approximately 40.5%. GHC continues to carry significant net operating loss carryforwards to utilize against taxable income.

Outlook

GHC is initiating its fiscal 2007 earnings guidance of $2.43 to $2.48 per diluted share (GAAP basis), income from continuing operations of $48.0 million to $49.0 million (GAAP basis) and EBITDA of $173.0 million to $178.0 million (See attached reconciliation on page 8). Guidance excludes the following:

•	Further revisions to the Medicare market basket update factor;
•	The expiration of the Part B Therapy Cap exceptions process on January 1, 2007;
•	The rate reduction associated with the Part B Physician Fee Schedules also effective January 1, 2007.

Note, GHC generates approximately $100 million in revenue under the Part B program.

However guidance assumes the following:

•	An effective tax rate of 40%
•	The completion of the Maine transaction effective January 1, 2007.

From a capital expenditure perspective, GHC anticipates $75 million to $85 million in fiscal 2007 as compared to $102.1 million in fiscal 2006.

Conference Call

Genesis HealthCare Corporation will hold a conference call at 9:00 a.m. Eastern Time on Tuesday, November 21, 2006 to discuss the results. Investors can access the conference call by phone at (888) 798-1823 or live via webcast through the GHC web site at http://www.genesishcc.com, where a replay of the call will also be posted for one year.

About Genesis HealthCare Corporation

Genesis HealthCare Corporation (NASDAQ: GHCI) is one of the nation’s largest long-term care providers with over 200 skilled nursing centers and assisted living residences in 12 eastern states. Genesis also supplies contract rehabilitation therapy to over 600 healthcare providers in 20 states and the District of Columbia.

Visit our website at www.genesishcc.com.

Statements made in this release, our website and in our other public filings and releases, which are not historical facts contain “forward-looking” statements (as defined in the Private Securities Litigation Reform Act of 1995) that involve risks and uncertainties and are subject to change at any time. These forward-looking statements may include, but are not limited to, statements containing words such as “anticipate,” “believe,” “plan,” “estimate,” “expect,” “intend,” “may,” “target,” “appears” and similar expressions. Such forward looking statements include, without limitation, closure or timing of the Maine transaction or other transactions, expected reimbursement rates, including RUGs changes, our net operating loss carryforwards, our effective tax rate, agency labor utilization, wage rates, debt repayments, share repurchases, provider tax assessments, changes in state Medicaid rates, our plans to improve the operating performance of our Rehabilitation services segment and progress to date, the extent and effectiveness of our facilities renovation program our expected income from continuing operations, earnings per diluted share, EBITDA and capital expenditures for fiscal 2007. Factors that could cause actual results to differ materially include, but are not limited to, the following: costs, changes in the reimbursement rates methods and timing of payment from Medicare or Medicaid, or the implementation of other measures to reduce reimbursement for our services; community-based care trends, capitation or other risk sharing reimbursement trends, efforts of third party payors to control costs; the impact of federal and state regulations; changes in payor mix and payment methodologies; competition in our business; an increase in insurance costs and potential liability for losses not covered by, or in excess of, our insurance; competition for and availability of qualified staff in the healthcare industry; our ability to control operating costs, and generate sufficient cash flow to meet operational and financial requirements; and an economic downturn or changes in the laws affecting our business in those markets in which we operate.

The forward-looking statements involve known and unknown risks, uncertainties and other factors that are, in some cases, beyond our control. We caution investors that any forward-looking statements made by us are not guarantees of future performance. We disclaim any obligation to update any such factors or to announce publicly the results of any revisions to any of the forward-looking statements to reflect future events or developments.

# # #

GENESIS HEALTHCARE CORPORATION AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

THREE MONTHS ENDED SEPTEMBER 30, 2006 AND 2005

(IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

	Three months ended

	September 30, 2006	September 30, 2005

Net revenues	$453,638	$427,177
Operating expenses:
Salaries, wages and benefits	279,824	261,385
Other operating expenses	134,253	124,083
Lease expense	5,694	5,186
Depreciation and amortization expense	16,307	14,272
Interest expense	6,000	6,613
Investment income	(2,929)	(1,942)

Income before income tax expense, equity in net income of unconsolidated affiliates and minority interests	14,489	17,580
Income tax expense	5,926	7,482

Income before equity in net income of unconsolidated affiliates and minority interests	8,563	10,098
Equity in net income of unconsolidated affiliates	468	597
Minority interests	(162)	(341)

Income from continuing operations	8,869	10,354
(Loss) income from discontinued operations, net of taxes	(644)	598
Cumulative effect of an accounting change, net of taxes	(1,539)	—

Net income	$6,686	$10,952

Per common share data:
Basic:
Income from continuing operations	$0.46	$0.53
(Loss) income from discontinued operations	(0.03)	0.03
Cumulative effect of an accounting change	(0.08)	—
Net income	$0.34	$0.56
Weighted average shares	19,408,423	19,579,244
Diluted:
Income from continuing operations	$0.45	$0.52
(Loss) income from discontinued operations	(0.03)	0.03
Cumulative effect of an accounting change	(0.08)	—
Net income	$0.34	$0.55
Weighted average shares	19,659,777	19,877,384

GENESIS HEALTHCARE CORPORATION AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

YEARS ENDED SEPTEMBER 30, 2006 AND 2005

(IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

	Year ended

	September 30, 2006	September 30, 2005

Net revenues	$1,770,298	$1,711,433
Operating expenses:
Salaries, wages and benefits	1,089,904	1,030,282
Other operating expenses	515,492	499,820
Loss on early extinguishment of debt	793	11,765
Lease expense	22,225	22,102
Depreciation and amortization expense	62,519	53,704
Interest expense	25,242	28,809
Investment income	(9,283)	(8,815)

Income before income tax expense, equity in net income of unconsolidated affiliates and minority interests	63,406	73,766
Income tax expense	25,839	28,644

Income before equity in net income of unconsolidated affiliates and minority interests	37,567	45,122
Equity in net income of unconsolidated affiliates	1,977	2,600
Minority interests	(1,601)	(1,494)

Income from continuing operations	37,943	46,228
Loss from discontinued operations, net of taxes	(527)	(160)
Cumulative effect of an accounting change, net of taxes	(1,539)	—

Net income	$35,877	$46,068

Per common share data:
Basic:
Income from continuing operations	$1.96	$2.34
Loss from discontinued operations	(0.03)	(0.01)
Cumulative effect of an accounting change	(0.08)	—
Net income	$1.85	$2.34
Weighted average shares	19,359,076	19,713,478
Diluted:
Income from continuing operations	$1.93	$2.31
Loss from discontinued operations	(0.03)	(0.01)
Cumulative effect of an accounting change	(0.08)	—
Net income	$1.83	$2.30
Weighted average shares	19,634,284	20,021,811

GENESIS HEALTHCARE CORPORATION AND SUBSIDIARIES

RECONCILIATION OF NET INCOME TO EBITDA

(IN THOUSANDS)

	Three months ended		Year ended
	September 30, 2006	September 30, 2005	September 30, 2006	September 30, 2005

Net income	$6,686	$10,952	$35,877	$46,068
Add back:
Cumulative effect of an accounting change, net of taxes	1,539	—	1,539	—
Loss (income) from discontinued operations, net of taxes	644	(598)	527	160
Equity in net income of unconsolidated affiliates	(468)	(597)	(1,977)	(2,600)
Minority interests	162	341	1,601	1,494
Income tax expense	5,926	7,482	25,839	28,644
Interest expense	6,000	6,613	25,242	28,809
Depreciation and amortization expense	16,307	14,272	62,519	53,704

EBITDA	$36,796	$38,465	$151,167	$156,279

GENESIS HEALTHCARE CORPORATION AND SUBSIDIARIES

2007 EARNINGS GUIDANCE RECONCILIATION OF NET INCOME TO EBITDA

(IN THOUSANDS)

	Twelve months ended September 30, 2007
	Low End	High End

Net income	$48,000	$49,000
(Income) loss from discontinued operations, net of taxes	—	—
Income from continuing operations	48,000	49,000
Equity in net income of unconsolidated affiliates	(2,000)	(2,000)
Minority interests	1,800	1,800
Income tax expense	32,200	32,700
Interest expense	28,000	29,000
Depreciation and amortization expense	65,000	67,500

EBITDA	$173,000	$178,000

GENESIS HEALTHCARE CORPORATION AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

(IN THOUSANDS)

	September 30, 2006	September 30, 2005

Assets:
Current assets:
Cash and equivalents	$74,819	$107,350
Current portion of restricted cash and investments in marketable securities	35,160	39,875
Accounts receivable, net	226,689	186,296
Prepaid expenses and other current assets	48,583	41,746
Deferred income taxes	42,044	43,148

Total current assets	427,295	418,415

Property and equipment, net	873,164	818,138
Restricted cash and investments in marketable securities	64,819	63,639
Deferred income taxes	8,992	13,789
Other long-term assets	98,260	98,719

Total assets	$1,472,530	$1,412,700

Liabilities and Shareholders’ Equity:
Current liabilities:
Current installments of long-term debt	$4,829	$5,419
Accounts payable and accrued expenses	162,978	158,257
Current portion of self-insurance liability reserves	40,455	39,875

Total current liabilities	208,262	203,551

Long-term debt	440,005	445,677
Self-insurance liability reserves	70,682	73,952
Other long-term liabilities	53,107	38,707
Commitments and contingencies
Total shareholders’ equity	700,474	650,813

Total liabilities and shareholders’ equity	$1,472,530	$1,412,700

GENESIS HEALTHCARE CORPORATION AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

THREE MONTHS ENDED SEPTEMBER 30, 2006 AND 2005

(IN THOUSANDS)

	Three months ended
	September30, 2006	September30, 2005

Cash flows from operating activities:
Net income	$6,686	$10,952
Net charges included in operations not requiring funds	32,151	24,123
Changes in assets and liabilities:
Accounts receivable	(8,564)	(1,722)
Accounts payable and other accrued expenses	1,450	(10,569)
Other, net	1,817	(7,912)

Total adjustments	26,854	3,920

Net cash provided by operating activities	33,540	14,872

Cash flows from investing activities:
Capital expenditures	(24,599)	(15,348)
Net sales of restricted marketable securities	8,022	3,506
Net change in restricted cash and equivalents	(4,694)	(7,415)
Purchase of eldercare centers, net of cash acquired	(1,588)	—
Investment in joint venture	(2,109)	—
Other, net	916	540

Net cash used in investing activities	(24,052)	(18,717)

Cash flows from financing activities:
Proceeds from issuance of long-term debt	6,000	—
Repayment of long-term debt	(1,107)	(1,286)
Purchase of common stock for treasury	—	(6,938)
Proceeds from exercise of stock options	359	610
Other, net	85	(150)

Net cash provided by (used in) financing activities	5,337	(7,764)

Net increase (decrease) in cash and equivalents	$14,825	$(11,609)
Cash and equivalents:
Beginning of period	59,994	118,959

End of period	$74,819	$107,350

GENESIS HEALTHCARE CORPORATION AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

YEARS ENDED SEPTEMBER 30, 2006 AND 2005

(IN THOUSANDS)

	Year ended
	September 30, 2006	September 30, 2005

Cash flows from operating activities:
Net income	$35,877	$46,068
Net charges included in operations not requiring funds	114,404	109,349
Changes in assets and liabilities:
Accounts receivable	(47,210)	(24,591)
Accounts payable and other accrued expenses	(20,863)	(1,708)
Other, net	(880)	(673)

Total adjustments	45,451	82,377

Net cash provided by operating activities	81,328	128,445

Cash flows from investing activities:
Capital expenditures	(102,066)	(56,100)
Net sales (purchases) of restricted marketable securities	1,218	(1,970)
Net change in restricted cash and equivalents	2,673	(3,310)
Purchase of eldercare centers, net of cash acquired	(4,728)	(7,208)
Investment in joint venture	(2,109)	—
Proceeds from sales of eldercare assets	—	6,664
Consolidation of variable interest entities	—	(1,690)
Other, net	6,909	607

Net cash used in investing activities	(98,103)	(63,007)

Cash flows from financing activities:
Proceeds from issuance of long-term debt	6,000	180,000
Repayment of long-term debt	(15,452)	(226,615)
Debt issuance costs and debt prepayment premium	(534)	(14,303)
Purchase of common stock for treasury	(10,691)	(32,096)
Proceeds from exercise of stock options	3,654	7,239
Other, net	1,267	(263)

Net cash used in financing activities	(15,756)	(86,038)

Net decrease in cash and equivalents	$(32,531)	$(20,600)
Cash and equivalents:
Beginning of period	107,350	127,950

End of period	$74,819	$107,350

GENESIS HEALTHCARE CORPORATION AND SUBSIDIARIES

FINANCIAL HIGHLIGHTS (UNAUDITED)

	Three months ended		Year ended
Segment Data (dollars in thousands) (1)	September 30, 2006	September 30, 2005	September 30, 2006	September 30, 2005

Inpatient services
Revenue	$408,411	$384,192	$1,591,900	$1,543,628
EBITDA -$	51,646	53,857	208,785	218,376
EBITDA - %	12.6%	14.0%	13.1%	14.1%
EBITDA -$ per patient day	$29.25	$30.83	$29.99	$31.61
Rehabilitation therapy services (including intersegment amounts)
Revenue	$60,085	$53,831	$236,491	$211,725
EBITDA -$	1,392	(1,324)	13,416	9,662
EBITDA - %	2.3%	-2.5%	5.7%	4.6%

	Three months ended		Year ended
Selected Operating Statistics (Inpatient services segment)	September 30, 2006	September 30, 2005	September 30, 2006	September 30, 2005

Occupancy - Licensed Beds	91.8%	90.6%	91.5%	90.2%
Patient Days:
Private and other	367,018	361,318	1,431,141	1,425,436
Medicare	264,759	265,275	1,071,452	1,081,258
Medicaid	1,133,969	1,120,524	4,459,083	4,402,323

Total Days	1,765,746	1,747,117	6,961,676	6,909,017

Per Diems:
Private and other	$218.78	$206.48	$216.35	$203.53
Medicare	397.67	370.04	396.53	367.62
Medicaid (Pro Forma) (2)	189.72	180.65	185.46	179.10
Revenue quality mix (non-Medicaid) (2)	47.3%	47.0%	48.0%	47.5%
Nursing labor costs per patient day:
Employed labor	$86.02	$82.56	$85.18	$81.41
Agency labor	3.71	3.75	3.08	3.41

Total	$89.73	$86.31	$88.27	$84.82

End of period:	Inpatient Licensed Beds	Inpatient Facility Count

Owned
- Skilled Nursing	15,348	123
- Assisted Living	755	7

Total Owned	16,103	130
Leased
- Skilled Nursing	3,638	25
- Assisted Living	557	6

Total Leased	4,195	31

Total Owned and Leased (Consolidated)	20,298	161

Jointly Owned
- Skilled Nursing	745	4
- Assisted Living	586	5
Managed
- Skilled Nursing	2,869	22
- Assisted Living	611	4
- Transitional Care Units	264	10

Total Jointly Owned and Managed– (Unconsolidated)	5,075	45

(1)	-

The prior year segment EBITDA previously reported was adjusted to reflect incentive compensation expenses at the segment level. In addition, all prior period segment EBITDA previously reported was adjusted to reflect the centralization of GHC’s recruiting function. These adjustments were made to conform with the current presentation which includes such expenses at the segment level.

(2)	-	Medicaid per diems and quality revenue mix are presented on a pro forma basis to reflect retroactive provider assessments and other reimbursement settlements in the period they relate to.